                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.   )*


                        KANEB PIPE LINE PARTNERS, L.P.
                               (Name of Issuer)


                                     UNITS
                        (Title of Class of Securities)


                                   484169107
                                (CUSIP Number)


                                JANUARY 3, 2001
            (Date of Event which Requires Filing of this Statement)


   Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

   [   ]  Rule 13d-1(b)
   [ x ]  Rule 13d-1(c)
   [   ]  Rule 13d-1(d)



   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO.  484169107
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Lancewood, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             1,645,143
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             1,645,143
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,645,143
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11

        8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       CO
------------------------------------------------------------------------------

  CUSIP NO.  484169107
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Onyx Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             1,645,143
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             1,645,143
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,645,143
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11

        8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       CO
------------------------------------------------------------------------------

  CUSIP NO.  484169107
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


       Echo Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Isle of Man
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             1,645,143
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             1,645,143
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,645,143
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11

        8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       CO
------------------------------------------------------------------------------

     The information contained in this Schedule 13G is as of the date hereof, unless otherwise expressly provided herein.

Item 1(a).  Name of Issuer:

     Kaneb Pipe Line Partners, L.P.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     2435 North Central Expressway, Richardson, Texas 75080.

Item 2(a).  Name of Persons Filing:

     Lancewood, Inc. ("Lancewood"), Onyx Holdings, Inc. ("Onyx"), and Echo Limited ("Echo")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

     Lancewood: 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801.

     Onyx: 2550 Middle Road, Suite 603, Bettendorf, Iowa 52722.

     Echo: 37 Athol Street, Douglas, Isle of Man.

Item 2(c).  Citizenship:

     Lancewood:  State of Delaware.

     Onyx: State of Delaware.

     Echo: Isle of Man

Item 2(d).  Title of Class of Securities:

     Units.

Item 2(e).  CUSIP Number:

     484169107.

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
     (c), check whether the person filing is a:

     (a) [  ] Broker or dealer registered under Section 15 of the Act;
     (b) [  ] Bank as defined in Section 3(a)(6) of the Act;
     (c) [  ] Insurance company as defined in Section 3(a)(19) of the Act;
     (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940;

     (e) [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940; or
     (j) [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

Item 4.  Ownership:

     Each Reporting Person is the beneficial owner of 1,645,143 Units, representing 8.1% of the Units. Each Reporting Person has the sole power to vote and dispose of all of such Units.

Item 5.  Ownership of Five Percent or Less of a Class:

     Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

     See Item 2 above.

Item 8.  Identification and Classification of Members of the Group:

     Not applicable.

Item 9.  Notice of Dissolution of Group:

     Not applicable.

Item 10.  Certifications:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:    January 11, 2001               LANCEWOOD, INC.


                              By:       /s/ Francis Jacobs
                                 ---------------------------------------------
                              Name:      Francis Jacobs
                              Title:     President



Dated:    January 11, 2001               ONYX HOLDINGS, INC.


                              By:       /s/ David L. Widener
                                 ---------------------------------------------
                              Name:      David L. Widener
                              Title:     President



Dated:    January 11, 2001               ECHO LIMITED


                              By:       /s/ Charles Stewart
                                 ---------------------------------------------
                              Name:      Charles Stewart
                              Title:     Director